EXHIBIT 10.20

THE OHIO VALLEY BANK COMPANY
DIRECTOR DEFERRED FEE AGREEMENT

THIS AGREEMENT is made this first day of December, 1996 by and between The Ohio Valley Bank Company (the "Company"), and Jeffrey E. Smith (the "Director").

INTRODUCTION

To encourage the Director to remain a member of the Company's Board of Directors, the Company is willing to provide to the Director a deferred fee opportunity. The
   Company will pay the benefits from its general assets.

AGREEMENT

The Director and the Company agree as follows:

Article 1
Definitions

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 "Code" means the Internal Revenue Code of 1986, as amended.  References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

1.1.2 "Disability" means the Director's inability to perform substantially all normal duties of a director, as determined by the Company's Board of Directors in its sole discretion. As a condition to any benefits, the Company may require the Director to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

1.1.3 "Distribution Date" means December 31, 2020.

1.1.4 "Election Form" means the Form attached as Exhibit 1.

1.1.5 "Fees" means the total directors fees payable to the Director.

1.1.6 "Normal Termination Date" means the Director attaining age 71.

1.1.7            "Termination of Service" means the Director's ceasing to be a member of the Company's Board of Directors for any reason whatsoever.

Article 2
Deferral Election

2.1  Initial Election. The Director shall make an initial deferral election under this Agreement by filing with the Company a signed Election Form within 30 days after the date of this Agreement. The Election Form shall set forth the amount of fees to be deferred and the form of benefit payment. The Election Form shall be effective to defer only Fees earned after the date the Election Form is received by the Company.

2.2 Election Changes

2.2.1   Generally. The Director may modify the amount of Fees to be deferred by filing a subsequent signed Election Form with the Company. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Election Form is received by the Company. The Director may not change the form of benefit payment initially elected under Section 2.1.

2.2.2   Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Director occurs, the Director, by written instructions to the Company may reduce future deferrals under this Agreement or, may cease deferrals under this Agreement.

Article 3
Deferral Account

3.1 Establishing and Crediting. The  Company shall establish a Deferral Account on its books for the Director, and shall credit to the Deferral Account the following amounts:

3.1.1 Deferrals. The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

3.1.2 Interest. On each anniversary of the date of this Agreement and immediately prior to the payment of any benefits, interest on the account balance since the preceding credit under this Section 3.1.2, if any, at an annual rate compounded annually, equal to the rate determined by the Company's Board of Directors, in its sole discretion.

3.2 Statement of Accounts. The Company shall provide to the Director, within one hundred twenty (120) days after each anniversary of this Agreement, a statement setting forth the Deferral Account balance.

3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director's creditors.

Article 4
Lifetime Benefits

4.1 Normal Termination Benefit. Upon the Director's Termination of Service, the Company shall pay to the Director the benefit described in this Section 4.1.

4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Director's Termination of Service.

4.1.2 Payment of Benefit,  _The Company shall pay the benefit to the Director in the form elected by the Director on the Election Form.

4.2 Early Termination Benefit. If the Director terminates service as a director before the Normal Termination Date, and for reasons other than death, the Company shall pay to the Director the benefit described in this Section 4.2.

4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Director's Termination of Service.

4.2.2 Payment of Benefit. The Company shall pay the benefit to the Director in the form elected by the Director on the Election Form.

4.3 Disability Benefit. If the Director terminates service as a director for Disability prior to the Normal Retirement Date, the Company shall pay to the Director the benefit described in this Section 4.3.

4.3.l Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Director's Termination of Service.

4.3.2 Payment of Benefit. The Company shall pay the benefit to the Director in the form elected by the Director on the Election Form.

4.4 Hardship Distribution. Upon the Company's determination (following petition by the Director) that the Director has suffered an unforeseeable financial emergency as described in Section 2.2.2 , the Company shall distribute to the Director all or a portion of the Deferral Account balance as determined by the, Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

Article 5
Death Benefits

5.1 Death During Active Service. If the Director dies while in the active service of the Company, the Company shall pay to the Director's beneficiary the benefit described in this Section 5.1

5.1.1 Amount of Benefit. The benefit under Section 5.1 is $745,000.00.

5.1.2 Payment of Benefit. The Company shall pay the benefit to the beneficiary within 30 days following the Director's death in the form elected by the Director on the Election Form.

5.2 Death During Benefit Period. If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director's beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

Article 6
Beneficiaries

6.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Company during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director's surviving spouse, if any, and if none, to the Director's surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Director's estate.

6.2 Facility of Payment; If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 7
General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is attributable to the Company's matching contributions or the interest earned on such contributions:

7.1 Excess Parachute Payment. To the extent the benefit would be an excess parachute payment under Section 280G of the Code.

7.2 Termination for Cause. If the Company terminates the Director's service as a director for:

7.2.1           Gross negligence or gross neglect of duties;

7.2.2           Commission of a felony or of a gross misdemeanor involving moral turpitude;

or:

7.2.3            Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director's service and resulting in an adverse financial effect on the Company.

7.3 Suicide.  If the Director commits suicide within two years after the date of this Agreement, or if the Director has made any material misstatement of fact on any  application for life insurance purchased by the Company.

Article 8
Claims and Review Procedures

8.1 Claims Procedure. The Company shall notify the Director's beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

8.2 Review Procedure. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

Article 9
Amendments and Termination

The Company may amend or terminate this Agreement at any time prior to the Director's Termination of Service by written notice to the Director. In no event shall this Agreement be terminated without payment to the Director of the Deferral Account balance attributable to the Director's deferrals and interest credited on such amounts.

Article 10
Miscellaneous

10.1 Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

10.2 No Guaranty of Employment. This Agreement is not a contract for services. It does not give the Director the right to remain a director of the Company, nor does it interfere with the shareholders' rights to replace the Director. It also does not require the Director to remain a director nor interfere with the Director's right to terminate services at any time.

10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Ohio, except to the extent preempted by the laws of the United States of America.

10.6 Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of the Company to which the Director and beneficiary have no preferred or secured claim.

IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

DIRECTOR:		COMPANY:
The Ohio Valley Bank Company

Jeffrey E. Smith	By:	James L. Dailey
	Title:	Chairman and CEO

THE OHIO VALLEY BANK COMPANY
EXHIBIT I
TO
DEFERRED FEE AGREEMENT

Deferral Election
Jeffrey E. Smith

I elect to defer compensation under my Deferred Fee Agreement with the Company, as follows:

Amount of Deferral		Frequency of Deferral		Duration
____	I elect to defer __ of Annual Fees	____	Monthly	____	For _	Months
__X__	I elect to defer $10,000.00	__X__	Yearly	____	For _ _	Years
I understand that I may change the amount, frequency and duration of my deferrals by filing a new election form with the Company; provided, however, that any subsequent election will not be effective until the calendar year following the year in which the new election is received by the Company.

Form of Benefit

I elect to receive benefits under the Agreement in the following form:

[Initial One]

Lump sum

Equal monthly installments for 240 months

I understand that I may not change the form of benefit elected, even if I later change the amount of my deferrals under the Agreement.

THE OHIO VALLEY BANK COMPANY
FIRST AMENDMENT TO THE
DIRECTOR DEFERRED FEE AGREEMENT

THIS  AMENDMENT  executed  on this 20th day of May, 2003, by and between THE OHIO VALLEY BANK COMPANY, located in Gallipolis, Ohio (the "Company"), and JEFFREY E. SMITH (the "Director").

On December 1, 1996, the Company and the Director executed THE OHIO VALLEY BANK COMPANY DEFERRED FEE AGREEMENT (the "Agreement").

The undersigned hereby amends, in part, said Agreement for the purpose of revising the Death Benefits provision. Therefore,

Section 5.1.1 of the Agreement shall he deleted in its entirety and replaced by the new Section 5.1.1 as follows:

5.1.1 Amount of Benefit. The benefit under this Section 5.1 is the Deferral Account balance at the Executive's death.

IN WITNESS OF THE ABOVE, the Director and the Company have agreed to this First Amendment.

DIRECTOR:		COMPANY:
The Ohio Valley Bank Company

Jeffrey E. Smith	By:	James L. Dailey
	Title:	Chairman of the Board

THE OHIO VALLEY BANK COMPANY
SECOND AMENDMENT TO THE
DIRECTOR DEFERRED FEE AGREEMENT
THIS SECOND AMENDMENT (the “Amendment”) is adopted this 29th day of March, 2018, by The Ohio Valley Bank Company (the “Company”) and Jeffrey E. Smith (the “Director”).
The Company and the Director executed a certain Director Deferred Fee Agreement December 1, 1996 (as amended, the “Agreement”).  The Company and the Director now wish to amend the Agreement to comply with recent Department of Labor requirements regarding Claims and Review Procedures.
Now, therefore, the Company and the Director amend the Agreement as follows.
Article 8 of the Agreement shall be deleted and replaced by the following:
ARTICLE 8
CLAIMS AND REVIEW PROCEDURES
8.1 Claims Procedure.  A person who believes that he or she is being denied a benefit to which he or she is entitled hereunder (a “Claimant”) shall make a claim for such benefits as follows.
(a) Initiation – Written Claim.  The Claimant initiates a claim by submitting to the Company (referred to as the “Plan Administrator” in this Article 8) a written claim for the benefits.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.
(b) Timing of Plan Administrator Response.  The Plan Administrator shall respond to such Claimant within forty-five (45) days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional thirty (30) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required.  The extension notice shall specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.
(c) Notice of Decision.  If the Plan Administrator denies all or a part of the claim, the Plan Administrator shall notify the Claimant in writing of such denial in a culturally and linguistically appropriate manner.  The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:  (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a notice that the Claimant has a right to request a review of the claim denial and an explanation of the Plan’s review procedures and the time limits applicable to such procedures; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review, and a description of any time limit for bringing such an action; (v) for any Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Company in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration (vi) for any Disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and (viii) for any Disability claim, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).
8.2 Review Procedure.  If the Plan Administrator denies all or a part of the claim, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows.
(a) Additional Evidence.  Prior to the review of the denied claim, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Plan Administrator, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.
(b) Initiation – Written Request.  To initiate the review, the Claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.
(c) Additional Submissions – Information Access.  After such request the Claimant may submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.
(d) Considerations on Review.  In considering the review, the Plan Administrator shall consider all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for Disability benefits. The claim shall be reviewed by an individual or committee who did not make the initial determination that is subject of the appeal and who is not a subordinate of the individual who made the determination.  Additionally, the review shall be made without deference to the initial adverse benefit determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination and will not be the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.
(d) Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such Claimant within forty-five (45) days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.
(e) Notice of Decision.  The Plan Administrator shall notify the Claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a culturally and linguistically appropriate manner calculated to be understood by the Claimant.  The notification shall set forth:  (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a); (v) for any Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Company in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration; and (vi) for any Disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist;.
8.3 Exhaustion of Remedies.  The Claimant must follow these claims review procedures and exhaust all administrative remedies before taking any further action with respect to a claim for benefits.
8.4 Failure of Plan to Follow Procedures. In the case of a claim for Disability benefits, if the Plan Administrator fails to strictly adhere to all the requirements of this claims procedure with respect to a Disability claim, the Claimant is deemed to have exhausted the administrative remedies available under the Plan, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Plan Administrator has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Plan Administrator’s control; (d) in the context of an ongoing good-faith exchange of information; and (e) not reflective of a pattern or practice of noncompliance.  The Claimant may request a written explanation of the violation from the Plan Administrator, and the Plan Administrator must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Plan Administrator met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Plan Administrator’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan Administrator shall provide the claimant with notice of the resubmission.
Both the Company and the Director agree that this amendment shall not be considered a “material modification” of the Agreement for purposes of Internal Revenue Code Section 409A.  Consequently, the Agreement shall continue to be “grandfathered” such that Code Section 409A does not apply to this Agreement.
IN WITNESS WHEREOF, the Director and a duly authorized representative of the Company have executed this Amendment as indicated below:

Director		Company:

Jeffrey Smith	By:
Its: